Exhibit 10.4

CIGNA RESTRICTED SHARE EQUIVALENT

PLAN FOR NON-EMPLOYEE DIRECTORS

(Amended and Restated Effective January 1, 2008)

ARTICLE 1

Statement of Purpose; Effect on Prior Plans

The CIGNA Restricted Share Equivalent Plan for Non-Employee Directors (Amended and Restated Effective January 1, 2008) (“Plan”) is an amendment and restatement of the Restricted Stock/Stock Equivalent Plan for Non-Employee Directors of CIGNA Corporation (“Former Plan”).

The Company granted restricted shares of Company Common Stock under the Former Plan from September 30, 1989 to September 30, 2004, and Restricted Share Equivalents (described in Article 3) from October 1, 2004 to January 1, 2006.  No grants of any kind were made under the Former Plan after January 1, 2006. The Former Plan was closed to new participants effective January 17, 2006.

This Plan applies only to Restricted Share Equivalents granted under the Former Plan between October 1, 2004 and January 1, 2006.  No grants will be made under this Plan.  The purpose of this amendment and restatement is to comply with Section 409A of the Internal Revenue Code and to delete now-obsolete Plan provisions.

ARTICLE 2

Definitions

Except as otherwise provided in the Plan or unless the context otherwise requires, the terms defined below shall have the following meanings under the Plan:

2.01                        “Affiliate” — the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

2.02                        “Beneficial Owner” and “Beneficially Owned” — the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

2.03                        “Board” — the Company’s Board of Directors.

2.04                        “Change of Control” — any of the following:

(a)                                 A corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of the Company having 25% or more of the combined voting power of the Company’s then outstanding securities; or

(b)                                 There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than:

(i)                                     a merger or consolidation immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

(ii)                                  a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(c)                                  A change occurs in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board.  For purposes of the preceding sentence “Continuity Directors” shall mean those members of the Board who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company); or

(d)                                 The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who constituted the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.05                        “Committee” — the Corporate Governance Committee of the Board or any successor committee with responsibility for compensation of directors.

2.06                        “Common Stock” — the common stock, par value $0.25 per share, of CIGNA Corporation.

2.07                        “Company” — CIGNA Corporation.

2.08                      “Disability” — a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code.

2.09        “Eligible Director” — a person who (a) was elected to the Board after September 30, 1989 and before January 1, 2006; (b) served as a director for at least six months; and (c) for the ten-year period ending on the date such service began, was not an officer or employee of the Company or any of its Subsidiaries.

2.10        “Exchange Act” — the Securities Exchange Act of 1934, as amended.

2.11        “Person” — the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.12        “Plan” — the CIGNA Restricted Share Equivalent Plan for Non-Employee Directors (Amended and Restated Effective January 1, 2008).

2.13        “Restricted Share Equivalent” — a unit that represents a right to a cash payment equal to the value of one share of the Company’s Common Stock and a right to payment of hypothetical dividends, as described in Article 3.

2.14        “Separation from Service” — an Eligible Director’s separation from service, within the meaning of Treasury Regulation Section 1.409A-1(h).  Generally, a Separation from Service occurs when a Director ceases to serve as a member of the Board or otherwise provide services to the Company or its affiliates.

2.15        “Subsidiary” — any corporation of which more than 50% of the total combined voting power of all classes of stock entitled to vote, or other equity interest, is directly or indirectly owned by CIGNA Corporation; or a partnership, joint venture or other unincorporated entity of which more than a 50% interest in the capital, equity or profits is directly or indirectly owned by CIGNA Corporation; provided that such corporation, partnership, joint venture or other unincorporated entity is included in the Company’s consolidated financial statements under generally accepted accounting principles.

ARTICLE 3

Restricted Share Equivalents

3.01        Eligibility and Grant.   Each director who became an Eligible Director after October 1, 2004 but before January 17, 2006 received a grant of 4,500 Restricted Share Equivalents, effective as of the date the director became an Eligible Director.  All outstanding Restricted Share Equivalents were adjusted to reflect a three-for-one stock split on June 4, 2007, so that Eligible Directors with outstanding grants had 13,500 Restricted Share Equivalents as of the split effective date.

3.02        General.  The Company maintains an account on its books and records to record the number of Restricted Share Equivalents granted by the Company to Eligible Directors.  Subject to the provisions of Section 3.04 below, the restrictions set forth in Section 3.03 shall apply to each grant of Restricted Share Equivalents.  An Eligible Director’s right to receive plan payments represents an unsecured claim against CIGNA Corporation’s general assets.

3.03        Restrictions on Restricted Share Equivalents.  The following restrictions apply to Restricted Share Equivalents:

(a)                                 Except as otherwise provided in Section 3.06, the Eligible Director shall not be entitled to the payment of the Restricted Share Equivalents until the date provided in Section 3.05;

(b)                                 None of the Restricted Share Equivalents may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; and

(c)                                  All of the Restricted Share Equivalents shall be forfeited, and all rights of the Eligible Director to such Restricted Share Equivalents shall terminate without further obligation on the part of the Company, upon the Eligible Director’s ceasing to be a director of the Company before the date the Restricted Share Equivalents vest.

3.04  Vesting of Restricted Share Equivalents.

(a)                                 The Restricted Share Equivalents granted to an Eligible Director shall vest on the later of:

(1)                                 Six months after the date of grant; or

(2)                                 The earliest of:

(A)                               The Eligible Director’s ninth anniversary of continuous service as a director of the Company;

(B)                               The Eligible Director’s attainment of age 65;

(C)                               The Eligible Director’s Disability;

(D)                               The Eligible Director’s death; or

(E)                                The occurrence of a Change of Control.

(b)                                 If an Eligible Director’s resignation is accepted because he or she failed to receive the required majority vote for reelection and his or her Restricted Share Equivalents have not yet vested pursuant to Section 3.04(a), then a pro-rated portion of the Eligible Director’s Restricted Share Equivalents shall automatically vest effective as of the date of such resignation, with the portion to vest determined by multiplying 13,500 (adjusted as needed after June 4, 2007 in accordance with Section 4.01) by the following fraction: the number of complete months the Eligible Director performed continuous service as a director of the Company divided by 108.  Any resulting fractional Restricted Share Equivalent shall be eliminated.

(c)                                  If an Eligible Director ceases to be a director of the Company before the vesting of Restricted Share Equivalents pursuant to Section 3.04(a) or (b), the Eligible Director shall immediately forfeit all unvested Restricted Share Equivalents, except to the extent a majority of the other members of the Board approves their vesting.

3.05        Payment of Vested Restricted Share Equivalents. The cash value of the vested Restricted Share Equivalents shall be determined as of the date of an Eligible Director’s Separation from Service by using the closing price on that date as reported on the Composite tape or successor means of publishing stock prices (or, if the Composite tape or successor publication is not published on the date of Separation from Service, the closing price for the next preceding date of publication).  The Company shall pay the resulting cash value in a lump sum to the Eligible Director (or the Eligible Director’s beneficiary or estate, as the case may be) within 45 days of the Eligible Director’s Separation from Service.

Notwithstanding the foregoing, if an Eligible Director is a specified employee within the meaning of Treas. Reg. sec. 1.409A-1(i) as of the date of Separation from Service, payment shall be made in a lump sum in the seventh month following Separation from Service. Restricted Share Equivalents will cease to be outstanding and an Eligible Director will cease to have any rights under them as of the date they are paid or forfeited.

3.06        Hypothetical Dividends.  Each year that a Restricted Share Equivalent is outstanding, a lump sum payment shall be made to the Eligible Director in an amount equal to any dividends declared and paid on one share of Company Common Stock in that year (to the extent the record date for any such actual dividend occurs while the Restricted Share Equivalent is outstanding).

Article 4

Miscellaneous

4.01        Adjustment in Event of Changes in Capitalization.  In the event of a combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure of the Company, the Board may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate in the number of Restricted Share Equivalents.  Outstanding Restricted Share Equivalents shall be adjusted proportionally to reflect any recapitalization, stock split or stock dividend.  Any additional Restricted Share Equivalents issued as a consequence of any such changes in the corporate structure or shares of the Company shall be subject to the same restrictions and provisions applicable to the Restricted Share Equivalents with respect to which they are issued.

4.02        Termination or Amendment of the Plan.  The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part hereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement) without shareholder approval, unless otherwise required by law or by the rules of the Securities and Exchange Commission or New York Stock Exchange.  No termination or amendment of the Plan may, without the consent of an Eligible Director, impair the rights of such director with respect to outstanding Restricted Share Equivalents.

4.03        Administration.  The Plan is to be administered by the Committee.  The Committee shall have full power and authority to adopt, amend and rescind administrative guidelines, rules and regulations relating to this Plan, to interpret the Plan and to rule on any questions relating to any of its provisions, terms and conditions.

4.04        No Obligation to Nominate.  Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company’s shareholders.

4.05        Taxes and Withholding.  The Company shall have the right to withhold any taxes as required by law with respect to the cash value of the Restricted Share Equivalents.

4.06        Code Section 409A.  It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.

4.07        Effective Dates.  The Former Plan became effective as of September 30, 1989.  The effective date of this amended and restated Plan is January 1, 2008.

4.08        References.  All statutory and regulatory references in this Plan shall include successor provisions.

4.09        Controlling Law.  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.

END OF DOCUMENT